Exhibit 10.7

TXU Corp.

2005 Executive Severance Plan

and

Summary Plan Description

INTRODUCTION

This document constitutes the TXU Corp. 2005 Executive Severance Plan, effective May 20, 2005 (the “Executive Severance Plan” or the “Plan”), as well as the Summary Plan Description for the Executive Severance Plan.

The principal purpose of the Executive Severance Plan is to provide certain benefits, described herein, to eligible executive management personnel of the Company and its subsidiaries upon their termination of employment in accordance with the terms and subject to the conditions set forth herein.

The Company expressly reserves the right at any time, and from time to time, for any reason in the Company’s sole discretion, to change, modify, alter or amend this Plan in any respect and to terminate this Plan in full. All provisions of this Plan relating to other employee benefit plans of the Company, or any of the Company’s affiliates, are expressly limited by the provisions of such other employee benefit plans. The provisions of this Plan may not grant or create any rights other than as expressly provided for under such other employee benefit plans.

KEY TERMS

Agreement and Release:	A legal document prepared by the Company which must be signed and dated as a condition to participating in the Plan.

COBRA:	The Consolidated Omnibus Reconciliation Act of 1985, which sets forth certain requirements regarding continued health coverage.

COBRA Rate:	The required premium for coverage under COBRA.

Code:	The Internal Revenue Code of 1986, as amended.

Company:	TXU Corp., a Texas corporation.

ERISA:	The Employee Retirement Income Security Act of 1974, as amended.

Leadership Team:	An internal designation by the Company of certain key management personnel. Generally, members of the Leadership Team are comprised of elected officers of the Company and its subsidiaries with a title of Vice President and above. Determinations as to the individuals comprising the Leadership Team from time to time, and at any particular time, will be made by the Company in its sole and absolute discretion.

Participating Companies:	The Company, and each of its direct and indirect wholly-owned United States subsidiary entities participate in the Plan.

Plan Administrator:	TXU Business Services Company.

Retirement Plan:	The TXU Retirement Plan, as amended, or any successor plan.

Senior Leadership Team:	The Chief Executive Officer of the Company and his direct reports, as determined in accordance with the Company’s internal organizational structure.

Term:	The period beginning on May 20, 2005 and ending at the time that this Plan is terminated by action of the Compensation Committee of the Board of Directors of the Company.

Eligibility to Participate In the Plan

•	Who is eligible to participate in the Plan?

You are eligible to participate in the Executive Severance Plan, and are referred to herein as a “Participant”, only if: (1) immediately prior to the time of your termination, you are designated by the Company as a member of its Leadership Team; (2) a Participating Company terminates your employment during the Term of this Executive Severance Plan involuntarily for reason(s) other than: (a) Cause (as defined herein); (b) participation in the TXU Long-Term Disability Income Plan, or any successor plan; or (c) in connection with a transaction of any kind involving the Company or any of its affiliates if you are offered employment with an acquiring, succeeding or other entity involved in or related to such transaction; (3) you are not eligible for severance benefits under any other plan or program of a Participating Company, or pursuant to an employment or other agreement with a Participating Company; and (4) you agree to all of the terms and conditions of this Executive Severance Plan, including the signing of the Agreement and Release in the form provided by the Company.

Notwithstanding any other provision of this Plan, in the event of a Change in Control of the Company (as defined in the Executive TXU Change in Control Policy), severance benefits for Eligible Executives under the Executive TXU Change in Control Policy will be provided under the terms of such policy and not this Plan. In this connection, it is the intent of the Company that employees not be eligible for duplicate severance benefits under multiple plans.

Upon notification by the Company of your eligibility for this Executive Severance Plan, you will have a period of forty-five (45) days to consider whether you wish to participate and receive the benefits provided for herein. In order to participate in this Plan, you must sign and date the Agreement and Release, and provide the completed Agreement and Release to the Company’s representative or department designated in the Agreement and Release within such forty-five (45) day period.

•	If I elect to participate, will I have a chance to reconsider my decision to participate in this Executive Severance Plan?

Yes, you will have a period of seven (7) days following the date you sign the Agreement and Release to revoke your acceptance of this Executive Severance Plan (the “Revocation Period”). To effectively revoke, you must deliver or mail a written statement to the Company’s Human Resources Department, c/o                     , within this Revocation Period notifying the Company of your decision. If you effectively revoke, the Agreement and Release will no longer be in effect and you will not be entitled to receive the severance benefits.

•	What is considered to be a for “Cause” termination for purposes of this Executive Severance Plan?

You will not be eligible for benefits under this Executive Severance Plan if your termination is for Cause. For purposes of this Executive Severance Plan, “Cause” means any one or more of the following: (a) a Participant’s breach of fiduciary duty to the Company or its shareholders; (b) a Participant’s gross negligence; (c) a Participant’s misconduct resulting in material economic harm to the Company; (d) a Participant’s indictment or plea of nolo contendere or guilty for a felony or other crime involving fraud theft, embezzlement or moral turpitude; (e) a Participant’s misappropriation of a material business opportunity of the Company; (f) a Participant’s breach of the Company’s Code of Conduct or an express employment policy or rule of the Company governing employee conduct; or (g) a Participant’s continued failure to perform the tasks, duties and responsibilities he/she is called upon to perform from time to time, as determined in the reasonable business judgment of the Company.

Benefits Available Under this Executive Severance Plan

•	What benefits will I receive if I participate in this Executive Severance Plan?

A Participant who is covered under this Executive Severance Plan will receive the following benefits:

1.	Severance Payment

Participants in this Executive Severance Plan will receive a one-time lump sum cash severance payment in an amount equal to: (i) a multiple of the Participant’s annualized base salary, such multiple to be based on the Participant’s position with the Company immediately prior to the termination as set forth in the following chart plus (ii) the Participant’s target annual incentive award for the year of the termination, prorated for the portion of the year prior to such termination.

Position	Multiple of Base Salary
Chief Executive Officer	3x

Member of Senior Leadership Team	2x

Member of Leadership Team	1x

The severance payment will be made as soon as reasonably practical following the Participant’s timely execution of the Agreement and Release and the expiration of the Revocation Period; provided that, if the Participant is a “key employee” within the meaning of Code Section 409A, the severance payment will be made as soon as reasonably practical following the expiration of six months from the date of Participant’s termination (subject to the Participant having timely signed the Agreement and Release). The severance payment will be subject to all applicable tax withholdings and will also be reduced by the amount of any obligations which the Participant owes to the Company. Such obligations may include, but not be limited to, some or all of the following:

(1)	The entire balance, if any, owed under the Company’s appliance purchase plan, energy conservation program or employee relocation plan; and

(2)	Any amounts owed on Company issued or sponsored travel or credit cards or any other expenses or payments for which the Company should be reimbursed.

2.	Health Care Benefits

Participants who, under the terms and conditions of the applicable health care plans covering them immediately prior to their severance, are eligible for retiree health care coverage will be able to participate in, and receive, such retiree health care coverage subject to the terms and conditions of the relevant health care plan documents as they may be amended (or terminated) from time to time. Participants who are not eligible for, or who do not choose coverage under, the Company’s retiree health care coverage, will be eligible for continued health care coverage under the Company’s health care plans for the period set forth in the following chart. The required contribution by the Participant for such continued coverage will be the applicable employee rate, unless and until the Participant becomes eligible for coverage for a particular type of benefit through employment with another employer, at which time the required contribution for continuing such benefit coverage hereunder shall be the applicable COBRA rate for such benefit. The period of continued health care coverage provided for herein shall run concurrently with the Participant’s available COBRA coverage period.

Position	Period of Continued Health Care Coverage
Chief Executive Officer	3 Years

Member of Senior Leadership Team	2 Years

Member of Leadership Team	1 Year

3.	Outplacement Assistance

Participants will be eligible for outplacement services at the Company’s expense performed by an independent executive outplacement consulting firm selected by the Company, for up to the period set forth in the following chart:

Position	Period of Outplacement Services
Chief Executive Officer	2 Years

Member of Senior Leadership Team	18 Months

Member of Leadership Team	1 Year

4.	Final Pay Check and Vacation

Participants will receive their final paycheck, as well as pay for vacation, if any, pursuant to the Company’s standard payroll and/or vacation policy.

5.	Other Benefit Plans

Participants will receive any vested, accrued benefits to which they have become entitled under any of the Company’s employee benefit plans covering the Participant in accordance with and subject to the respective provisions of such employee benefit plans as they may be amended from time to time.

6.	Non-Raiding

For a period of one (1) year after a termination contemplated in this Plan, Participants shall not solicit, recruit, induce, encourage or in any way cause any employee, consultant or contractor then engaged by any Participating Company to terminate his/her employment or contractual relationship with the Participating Company.

ADMINISTRATIVE INFORMATION

Filing a Claim for Benefits Under the Executive Severance Plan

Claims for benefits under this Executive Severance Plan should be made in writing to the Company, in care of the Company’s Benefits Director of Total Rewards, 1601 Bryan Street, Dallas, Texas 75201. If your claim is denied, a written or electronic notification of the denial normally will be sent to you within 90 days of receipt of your claim. The notice will explain:

•	The reasons for the denial,

•	The provisions of this Executive Severance Plan on which it is based,

•	Any additional material or information needed to make the claim acceptable and the reason it is necessary, and

•	The review procedures and the time limits applicable to such procedures, including a statement that you may have the right to bring a civil action under Section 502(a) of ERISA following review of the denial.

•	If special circumstances require additional time for processing of the claim, this initial review period may be extended for up to an additional ninety (90) days. If an extension is necessary, you will be notified of that fact in writing prior to the expiration of the initial ninety (90)-day review period. The extension notice which you receive will:

•	Explain what special circumstances make an extension necessary, and

•	Indicate the date a final decision is expected to be made.

If no response of any kind is received within 90 days of receipt of a claim, or by the end of an extension period, you should consider the claim denied. If a claim is denied and you wish to bring a civil action, you or your beneficiary must:

•	Submit a written request to the Company, in care of the Company’s Director of Total Rewards, 1601 Bryan Street, Dallas, Texas 75201, for an appeal of the denial, within 60 days of receipt of notice of the denial,

•	Review and receive copies, upon request, or all documents, records, and other information relevant to the claim; and

•	Submit written comments, documents, records and other information relating to the claim.

A decision on the denial will normally be made within sixty (60) days after a request for a review is received. The Company will send you written or electronic notification of the decision. If you lose on appeal, the notice will include the specific reasons for the decision and references to the provisions of the Plan on which it is based. The notice will also include a statement that you are entitled to receive, upon request and free of charge, access to copies of all documents, records and other information relevant to the claim and a statement that you may have the right to bring a civil action under Section 502(a) of ERISA.

If special circumstances require an extension of the review period, the time for making a final decision may be extended to an additional sixty (60) days. You will be notified of the extension prior to the expiration of the initial sixty (60)-day review period. The extension notice will explain what special circumstances make an extension necessary and indicate the date a final decision is expected to be made. .

If you do not file a claim for benefits according to the above procedures or if you do not appeal an adverse initial decision, the Company may assert that you have waived any claim for benefits whether asserted in subsequent litigation or otherwise.

Plan Sponsor and Plan Administrator

The Executive Severance Plan, is considered an employee welfare severance plan under ERISA and is part of the TXU Welfare Benefit Plan. It is sponsored by TXU Corp. The Plan Administrator is TXU Business Services Company, 1601 Bryan Street, Dallas, Texas 75201, whose telephone number is (214) 812-4600.

The Plan Administrator and its designees, to the extent so designated, are responsible for the administration of the Executive Severance Plan and each has all such powers, authority and discretion as may be necessary to implement and carry out the provisions of the Executive Severance Plan and to interpret and construe all of the terms, provisions and limitations of the Executive Severance Plan. Such power, authority and discretion include, but are not limited to, the power, authority and discretion to: (a) determine all questions regarding eligibility to participate in the Executive Severance Plan, as well as all questions regarding the status of particular employees and others in relation to the Executive Severance Plan; (b) determine all questions regarding eligibility to receive benefits under the Executive Severance Plan, the date of commencement and termination of the payment of benefits and the amount of benefits; (c) interpret and construe all terms, provisions and limitations of the Executive Severance Plan, including without limitation, any and all doubtful, disputed or ambiguous provisions; (d) evaluate the compliance by Participants of their obligations and responsibilities under the Executive Severance Plan; and (e) promulgate binding rules for the administration and implementation of the Executive Severance Plan. Such decision made by the Plan Administrator and its designees are to be final and binding on all parties. No benefits are payable under this Plan unless approved by the Plan Administrator.

Plan Identification

Each of your benefit plans are filed with the United States Department of Labor under two numbers: the Employer Identification Number (EIN) and the Plan Number (PN). The EIN for all TXU Corp. benefit plans is 75-0705930. The Executive Severance Plan is part of the TXU Welfare Benefit Plan and its plan number is             .

Plan Year

Records for the Plan are kept on a calendar-year basis.

Agent for Service of Legal Process

Any service of legal process about the Executive Severance Plan should be delivered to Eric Peterson, Executive Vice President and General Counsel, TXU Corp., 1601 Bryan Street, Dallas, Texas 75201.

Employee Retirement Income Security Act

As a Participant in the Executive Severance Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all plan participants shall be entitled to:

•	Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as work sites and union halls, all documents governing the Executive Severance Plan, including a copy of the latest annual report (Form 5500 Series), if required to have been filed by the Executive Severance Plan with the U.S. Department of Labor.

•	Obtain, upon written request to the Executive Severance Plan Administrator, copies of documents governing the operation of the Executive Severance Plan. The Plan Administrator may make a reasonable charge for the copies.

In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit or exercising your rights under ERISA.

If your claim for a benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report, if required to have been filed, from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees (for example, if it finds your claim is frivolous).

If you have any questions about the Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.